Exhibit 5.3

Martin Frey
Attorney-at-law, LL.M.
Allied World Assurance Company Holdings, AG Gubelstrasse 24	Certified Tax Expert martin.frey@bakermckenzie.com
Park Tower CH-6300 Zug Switzerland

(the “Addressee”)

Zurich, October 29, 2015

Legal Opinion regarding Registration Statement on Form S-3

Ladies and Gentlemen,

1.                                     Introduction

In our capacity as Swiss legal advisers to Allied World Assurance Company Holdings, AG, Gubelstrasse 24, Park Tower, CH-6300 Zug, Switzerland, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (hereinafter the “Company”), we have been asked to give an opinion as to certain legal matters under Swiss law in connection with the filing of the Company with the United States Securities and Exchange Commission of a Registration Statement on Form S-3 (No. 333-205082) relating to, among other things, Allied World Assurance Company Holdings, Ltd’s, a Bermuda exempted company and issuer (the “Issuer”), offer and sale of $ 500,000,000 aggregate principal amount 4.35% Senior Notes due 2025 (the “Notes”)  and the Company’s irrevocable and unconditional guarantee of the Issuer’s obligations under the Notes as contemplated by (a) the Underwriting Agreement entered into among the Company, the Issuer and Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting

Agreement”), (b)  the Senior Indenture (as amended by the First Supplemental Indenture, the “Indenture”) entered into among the Company, the Issuer and the Bank of New York Mellon (“BONY”) and (c) the Senior Guarantee Agreement (the “Guarantee Agreement” and, together with the Underwriting Agreement and the Indenture, the “Documents”) entered into between the Company and BONY.

Capitalized terms used herein shall have the meaning attributed to them in the Underwriting Agreement unless otherwise defined herein.

2.                                     Documents

For the purpose of this opinion, we have only reviewed the following documents, but we have not made any investigations, searches or inquiries with regard to the documents listed in this clause 2 nor have we undertaken any due diligence with regard to the business of the Company and the Company’s compliance with any and all laws and regulations applicable to its business:

2.1                              Executed copy of the Underwriting Agreement;

2.2                              Executed copy of the Guarantee Agreement;

2.3                              Executed copy of the Indenture;

2.4                              Copy of the circular resolution of the members of the board of directors of the Company;

2.5                              Certified excerpt of the commercial register (Handelsregisterauszug) of the canton of Zug concerning the Company, dated October 27, 2015;

2.6                              Certified copy of the articles of association (Statuten) of the Company, dated April 30, 2015, certified as of October 26, 2015; and

2.7                              Copy of the organizational regulations of the Company, dated August 20, 2015.

3.                                     Assumptions

For the purpose of this opinion, we have assumed (without making any investigation thereon) that:

3.1                              All documents submitted to us as originals are authentic;

3.2                              All documents submitted to us as copies of originals or facsimile or pdf copies are complete and conform to the original documents;

3.3                              All signatures and seals on any documents submitted to us are genuine and all signatures on any document submitted to us have actually been made by the person or persons who has or have purportedly made that signature;

3.4                              The Documents are or will be validly executed by the persons authorized to execute the same according to the relevant corporate documents (including resolutions);

3.5                              All statements of fact (including, without limitation, statements relating to the date and place of signing) on any document submitted to us are true and accurate, in particular the statement that the Issuer is a direct wholly-owned subsidiary of the Company;

3.6                              Each natural person involved in the execution and/or approval of any of the documents submitted to us had legal capacity to act (Handlungsfähigkeit) at the relevant point in time;

3.7                              All documents submitted to us as drafts have been, or will be, executed in the form and with contents as submitted to us and by a person or by persons authorized to execute the relevant document, and all documents executed on behalf of any entity other than the Company have been executed by persons authorized to execute the same according to the relevant corporate documents;

3.8                              In relation to the Company, there have been no changes of its respective articles of association or its respective registration in the commercial register or its organizational regulations compared to the articles of association and the registrations as set forth in the excerpt of the commercial register and the organizational regulations in the form examined by us;

3.9                              All authorizations, approvals, consents, licenses, exemptions and other requirements for the issuance of the Prospectus Supplement and the entering into the Underwriting Agreement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Documents have been duly obtained and are and will remain in full force and effect, and any related conditions have been satisfied;

3.10                       (i) The issuance and the amount of any guarantee of the Issuer’s obligations under the Notes by the Company will be authorized by the Board of Directors of the Company or an authorized committee thereof in compliance with Swiss law, (ii) all action required under Swiss law to approve the terms of any specific issuance of any guarantee described above will be duly authorized by the Board of Directors, or, to the extent lawfully delegated, by an authorized committee thereof or by officers authorized by the Board of Directors or an authorized committee thereof, and (iii) the guarantee will qualify as an undertaking in accordance with art. 111 of the Swiss Code of Obligations;

3.11                       The Company has not entered or will not enter into an agreement concerning a merger (Fusion), demerger (Spaltung), conversion (Umwandlung) or transfer of assets and liabilities (Vermögensübertragung) nor has it passed a resolution concerning a voluntary winding-up (Liquidation);

3.12                       The Company is not over-indebted nor has a petition been presented or order made by a court for bankruptcy, winding-up, dissolution or administration, and no trustee, administrator, or similar officer has been appointed in relation to the Company;

3.13                       The Documents are the result of bona fide negotiations, and the terms and conditions of the Documents are in the best interest of all parties thereto and have been, and will be, entered into for the legitimate purposes of such parties, and none of the parties to the Documents is or will be seeking to achieve any purpose not apparent from the Documents which might render the Documents illegal or void;

3.14                       The Documents have not been amended or altered in any other way in comparison to the versions received by us; apart from the Documents there are no other agreements between the parties to any Document which may amend, cancel or modify in any other way the rights and obligations of the parties to the respective Document laid down in that Document;

3.15                       All representations and warranties made in the Documents are true, correct, accurate and up-to-date save and insofar as they are the subject of specific opinions in this letter and all obligations of any party to the Documents are performed by the relevant party in accordance with their terms;

3.16                       All parties other than the Company are validly existing and have the capacity, power and authority to enter into the Documents, the Documents have been duly authorized by such parties, all the respective corporate actions have been taken and resolutions have been passed to that effect by and with respect to such parties;

3.17                       All rights and obligations of the parties to the Documents under any applicable law are legal, valid, binding and enforceable according to their terms and the choice of the internal laws of the State of New York applicable to agreements made and to be performed in that State under the Underwriting Agreement is valid under all applicable laws; and

3.18                       There are no provisions of the laws of any jurisdiction outside Switzerland which would have any implication for the opinion we express and, insofar as the laws of any jurisdiction outside Switzerland may be relevant, such laws have been or will be complied with.

4.                                     Opinion

We have made such examination of the laws of Switzerland as currently applied by the courts in Switzerland as in our judgment is necessary for the purpose of this opinion. We do not purport to be qualified to pass upon, and do not express any opinion in this letter as to, the laws of any jurisdiction other than Switzerland. No opinion is given as to matters of fact. This legal opinion is governed by and shall be construed in accordance with Swiss law.

Based on the documents reviewed and the above assumptions and subject to the qualifications and limitations set forth below and having relied on the factual matters set forth in the documents reviewed and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

4.1                              The Company is duly incorporated and validly existing under the laws of Switzerland as a corporation (Aktiengesellschaft);

4.2                              The Company has the corporate power to enter into and perform its obligations under the Underwriting Agreement, the Guarantee Agreement and the Indenture and to incur the obligations pursuant thereto;

4.3                              The Company has taken all necessary corporate actions to authorize the execution of the Underwriting Agreement, the Guarantee Agreement and the Indenture and the performance of its obligations arising thereunder, and the Underwriting Agreement, the Guarantee Agreement and the Indenture have each been duly executed by the Company.

5.                                     Qualifications

The opinion expressed herein is subject to the following qualifications:

5.1                              This legal opinion is based solely on the facts existing at the time of its signing and resulting from the documents reviewed by us, as well as the Swiss law being in force and the precedents of the Swiss Federal Court being published in the official collection at that time, as far as we believe it is relevant for this legal opinion. We do not express any opinion in this letter as to the laws of any jurisdiction other than Switzerland. No opinion is given as to matters of fact;

5.2                              The validity and/or enforceability of contractual agreements or the capacity of the Company may be excluded or limited by bankruptcy, insolvency, liquidation, reorganizations or by a defect in consent (error, fraud, duress or unfair advantage), breach of contract, breach of general principles of good faith or abusive behavior by one of the parties. Further, the Underwriting Agreement, the Guarantee Agreement or the Indenture may, due to lack of power of representation, not be enforceable if the organs of the Company have acted contrary to their duties as organs or contrary to the interests of the Company when executing the Underwriting Agreement, the Guarantee Agreement or the Indenture on behalf of the Company, if such behavior was or should have been recognizable for the other parties thereto;

5.3                              In this opinion, we express no opinion (i) on the actual ability of the Company to comply with the positive and negative undertakings or covenants under the Documents, nor (ii) on the accuracy or completeness of any statements or warranties of fact set out in the Documents, which statements and warranties we have not verified; except and in so far only as the relevant statements or warranties are subject to a specific opinion expressed herein;

5.4                              The validity or enforcement of any of the Documents may be limited by statutes of limitation, lapse of time, defects of contract’s conclusion, a party’s own breach, negligence or fault, misuse of rights and by laws relating to bankruptcy, insolvency, liquidation, arrangement, moratorium, or reorganization or other laws relating to or affecting generally the enforcement of the rights of creditors, and claims may be or become subject to set-off or counterclaim; in connection with bankruptcy or administration proceedings in relation to a debtor certain legal actions which that debtor has made during a certain period before bankruptcy or the granting of a moratorium respectively may be subject to claw back (actio pauliana);

5.5                              We express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Documents, which statements and warranties we have not verified except and in so far only as the relevant statements or warranties are subject to a specific opinion expressed herein;

5.6                              We express no opinion as to insurance or reinsurance regulatory matters or as to any commercial, accounting, calculating, auditing, tax or any other public law matter or non-legal matters.

6.                                     Limitations

6.1                              In this opinion, Swiss legal concepts are expressed in English terms and not in their original German, French or Italian terms used in Swiss legislation, doctrine or case law. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the expressed conditions that any interpretation has to occur based on Swiss law and Swiss legal concepts and that any disputes arising out of or in connection with this legal opinion are exclusively brought before the courts of Zurich, venue being Zurich 1, Switzerland.

6.2                              This opinion is given only on behalf of Baker & McKenzie Zurich and not on behalf of Baker & McKenzie International, a Swiss Verein, nor on behalf of any other office or associate firm of Baker & McKenzie International, a Swiss Verein. In this opinion, the expressions “we”, “us” and “our” and like expressions should be construed accordingly.

6.3                              This opinion is strictly as of the date hereof, limited to legal matters and to those matters covered herein, and, thus, no opinion is to be implied in respect of any other matter, and we disclaim any undertaking to update this opinion or otherwise advise you as to any changes of law or facts that may hereinafter be brought to our attention.

6.4                              This opinion is rendered solely for the purpose of the transactions herein referred to. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance.

Yours sincerely,

/s/ Martin Frey
Martin Frey